Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 1, 2010 (the “Effective Date”), is among GLOBAL MINERALS LTD., a corporation incorporated under the laws of British Columbia, Canada, formerly known as “Consolidated Global Minerals Ltd.” (“Global”), MOUNT ROYALE VENTURES, LLC, a Colorado limited liability company (“Mount Royale”), GOLDEN REX MINING COMPANY, a Colorado limited liability company (“Golden Rex”), AURORA GOLD CORPORATION, a Delaware corporation (the “Parent”) and AGC RESOURCES LLC, a Colorado limited liability company and a wholly owned subsidiary of Parent (“Purchaser”; Purchaser and Parent hereinafter are referred to individually as a “Purchaser Party” and collectively as the “Purchaser Parties”).  Global, Golden Rex and Mount Royale hereinafter sometimes are referred to individually as a “Seller” and collectively as the “Sellers”.  The Sellers and the Purchaser Parties hereinafter sometimes are referred to individually as a “Party” and collectively, as the “Parties”.

RECITALS

A.            Mi Vida Enterprises, Gold Mines, Inc., Gold Reef Mining Company and Southern Cross Prospecting Company (collectively, the “Property Owners”) and Global are parties to an agreement (the “Joint Venture Agreement”) dated December 18, 2002, pursuant to which Global and the Property Owners have created a joint venture (the “Joint Venture”) to develop certain patented and unpatented mining claims located in Boulder County, State of Colorado, known as the Gold Hill Project (the “Gold Hill Project”). An exhibit to the Joint Venture agreement between the Property Owners and Global listing such claims is attached hereto as Exhibit A.

B.             Mount Royale is the owner of the mill, related improvements and other real and personal property interests, including certain water rights associated with the Gold Hill Project, more specifically described on Exhibit B-1 and B-2 (the “MRV Assets”).

C.             Golden Rex, an entity controlled by Richard T. Heard, owns an interest in the Black Cloud Mine Claim Group, also described on Exhibit C (the “Black Cloud Claims”).

D.             Global and Parent are parties to a letter agreement dated November 10, 2009 as extended by those certain extension agreements dated February 28, 2010, April 12, 2010 and April 30, 2010, respectively (collectively, the “November Agreement”) attached hereto as Exhibit D, pursuant to which Parent and Global agreed to jointly participate in the Joint  Venture.

E.             Pursuant to this Agreement, Global and the Purchaser Parties desire to (i) replace the November Agreement in its entirety and (ii) modify the concepts set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1.           Certain Definitions.  In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following meanings:

“Acceptable Funds” means a certified or cashier’s check or wire transfer.  The wire transfer instructions for Sellers are set forth on Schedule 1.1A.

“Acquired Assets” means, collectively, the Black Cloud Assets, the MRV Assets and the Joint Venture Assets.

“Action” or “Actions” means any lawsuit, legal proceeding, administrative enforcement proceeding, charge, claim, complaint, compliance review, inspection not conducted in the Ordinary Course of Business, investigation or arbitration proceeding.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract.

“Affidavit of Non-Foreign Seller” means the Affidavits of Non-Foreign Seller in the form attached hereto as Exhibits E-1 and E-2.

“Agreement” has the meaning set forth in the preamble.

“Applicable Canadian Securities Laws” has the meaning set forth in Section 5.1.14(i).

“Assumed Liabilities” means all obligations of Sellers related to any of the Acquired Assets, which obligations arise after the Closing Date, but not otherwise.

 “Assumption Agreement” means the Assumption Agreement in the form attached hereto as Exhibit F.

“Authorized Officer” means the president, vice president, secretary and/or assistant secretary of a Party.

“Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit G.

“Black Cloud Assets” means all of the right, title and interest of Golden Rex in the Black Cloud Claims, together with all equipment, machinery, fixtures, rights of way, easements and other real and personal property associated therewith.

“Business Books and Records” means all files, paperwork and all other books, records or business files of any Seller pertaining to the Acquired Assets or the Assumed Liabilities, other than the Excluded Books and Records.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Colorado are open for the transaction of commercial banking business.

“Cash Consideration” has the meaning set forth in Section 3.1.1.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Payment” has the meaning set forth in Section 3.1.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Damages” means all actual damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, charges, costs and expenses of any nature (including court costs, reasonable legal, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)), and specifically includes any losses or damages arising out of lost profits or reductions in value, but specifically excludes any consequential, special, incidental, indirect or punitive damages, except to the extent payable to a third-party.

“Deposit” has the meaning set forth in Section 3.1.3.

“Disclosure Schedules” means the following disclosure schedules of each Seller as specified in this Agreement that are delivered to Purchaser at or prior to the date hereof:

Schedule 1.1A	Sellers Wire Transfer Instructions
Schedule 1.1B	Certain Excluded Assets
Schedule 1.1C	Excluded Claims
Schedule 1.1D	Litigation Liabilities Not Constituting Excluded Liabilities
Schedule 1.1E	Reclamation Bonds
Schedule 1.1F	Permits
Schedule 5.1.2	Authority and Approval
Schedule 5.1.3	No Conflict
Schedule 5.1.4	Governmental Approvals and Filing
Schedule 5.1.6	Liabilities
Schedule 5.1.7	Title
Schedule 5.1.8	Legal Proceedings
Schedule 5.1.9	Compliance with Laws
Schedule 5.1.10	Environmental Matters
Schedule 5.2.6(a)	Authorized/Outstanding Stock
Schedule 7.2	Notices
Schedule 7.17	List of Acceptable Arbitrators

“Documents” means, collectively, this Agreement and the Related Agreements.

“Due Diligence Period” has the meaning set forth in Section 4.1.

 “Environmental Laws” includes all federal, state, municipal or local laws, regulations, ordinances, by-laws, guidelines, policies, rules, regulations, Orders of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, and the common law relating in whole or in part to the protection of health or the environment (including, without limitation,  ambient air, surface water, ground water, land surface, or subsurface strata) and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Materials and any laws relating to asbestos or asbestos containing materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., each as amended as of the date of this Agreement, and comparable state and local laws.

“Excluded Assets” means:

a)
all cash, certificates of deposit, bank deposits, cash equivalents, investment securities and checks or other payments received, owned or pledged by any Seller (including the Reclamation Bonds subject, however, to the provisions of Section 4.4.4 below, the Purchase Shares and the Cash Consideration) on or prior to the Closing Date;

b)	all of Sellers’ Tax Returns and records, any rights to Tax refunds or credits and any Income Tax deposits or prepayments;

c)	Sellers’ rights under this Agreement and the Registration Rights Agreement;

d)	the Excluded Books and Records;

e)	all of Sellers’ insurance policies and contracts and all rights thereunder (including, but not limited to, the right to make claims thereunder and to the proceeds thereof); and

f)	those assets listed on Schedule 1.1B.

“Excluded Books and Records” means all minute or other constituent record books pertaining to any Seller, all books and records relating solely to Income Taxes and any other books or records relating solely to the Excluded Assets or Excluded Liabilities.

“Excluded Claims” means those items and matters set forth on Schedule 1.1C.

“Excluded Liabilities” means all Liabilities of Sellers that are not Assumed Liabilities, including, but not limited to:

a)	All bank debts and borrowings;

b)	all Taxes of Sellers or any Affiliate of Sellers (including any sales Tax) for periods ending on or prior to the Closing Date (or allocable to periods ending on or prior to the Closing Date);

c)
all Liabilities arising from any litigation, arbitration or any proceeding with any Governmental Authority involving the Acquired Assets and Sellers, if and to the extent such litigation, arbitration or proceeding was filed or relates to a period or occurrence prior to the Closing Date other than as set forth on Schedule 1.1D; and

d)	all Liabilities related to the Excluded Assets.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

 “Governmental Authority” means any government or political subdivision, whether federal, state or local, or any agency or instrumentality of any such government or political subdivision, or any federal, state or local court, tribunal or arbitrator.

“Hazardous Materials” means any   pollution,   pollutant, contaminant, asbestos and asbestos-containing materials,   solid waste,   hazardous waste, hazardous materials, hazardous substances,   extremely hazardous substances, hazardous chemicals, toxic substances, toxic chemicals, toxic pollutants,   petroleum,   radionuclides,   radioactive materials, and polychlorinated biphenyls, all as defined  under any Environmental Law.

“Income Tax” means any tax based on, or measured by reference to, income whether computed on a separate, consolidated, unitary, combined or any other basis.  Such term also shall include any interest, penalties or additions to tax in respect to any Income Tax.

“Income Tax Returns” means all tax returns, statements, reports, forms, claims for refund, amendments or schedules relating to Income Taxes.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“Joint Venture Agreement” has the meaning set forth in the preamble hereto.

“Joint Venture Assets” means all of the right, title and interest of Global in and to the Joint Venture.

“Laws” means any law, statute, code, ordinance, regulation, rule, writ, order, injunction, judgment, award, decree, official policy, official interpretation, official instruction or other requirement of any Governmental Authority.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies, penalties, costs, expenses and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due), and including, without limitation, any Damages.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, option, pledge, security interest, mortgage, lien, lease, sublease,  right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Adverse Effect” or “Material Adverse Change” means, when used in connection with a Party, any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (a) the property, business, operations, assets (tangible and intangible) or financial condition of such Party, or (b) the ability of such Party to perform its obligations under any Document to which it is a Party; provided, however, with respect to a Seller, clause (a) hereof shall read as follows: “the portion of the Acquired Assets owned by such Seller”.

“MRV Assets” means all of Mount Royale’s right, title and interest in the following:

1)	patented mining claims and water rights in the Left Hand Ditch Company described on Exhibit B-1 (collectively, the “MRV Property”);

2)	all Permits, licenses, servitudes, easements, right-of-way and other surface agreements used in connection with the ownership and operation of the MRV Property or the MRV Personal Property;

3)
all equipment, machinery, fixtures, and other real, personal and mixed property, operational and non-operational, known or unknown located on the MRV Property or on the other Acquired Assets or other properties covered by the Joint Venture Agreement, including, but limited to: feeders, crushers, ball mills, jigs, rag plants,  concentrate tables, thickeners, flotation machines, pumps, mining equipment, milling equipment, tanks, structures, materials and other items used in operation thereof, and all associated peripherals located on the MRV Property, including, without limitation, the inventory described on Exhibit B-2, except to the extent any of the foregoing constitute Excluded Assets (the “MRV Personal Property);

4)
all of the files, records, information and data, whether written or electronically stored, relating to the Acquired Assets, including, without limitation, (A) land and title records, (including abstracts of title, title opinions, and title curative documents); (B) contract files, (C) correspondence; (D) operations, environmental, production, and accounting records; (E) permitting and operational records; (F) geological and geophysical records, interpretations, data, maps and information, (G) engineering data, copies of all environmental reports and inspections, completed and pending, and any other environmental studies or reports related to the Acquired Assets or  other properties covered by the Joint Venture Agreement (the “MRV Records”).

“NI 45-106” has the meaning set forth in 5.1.14(ii).

“Order” means and includes any writ, judgment, decree, injunction, award, change, ruling or other order of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and standard practice in the mining industry.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the preamble.

“Parent Registration Statement” means that certain Form S-1 Registration Statement filed with the SEC on February 5, 2010.

“Permits” means those permits, registrations and other licenses or documents issued by any Governmental Authority that may be required in order to operate any of the Acquired Assets.  A list of all Permits is set forth on Schedule 1.1E.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement) or for Taxes which are being contested in good faith, (b) Liens imposed by applicable Laws, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith and (c) the Right of First Refusal.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental Authority, court or arbitrator, or any other entity whatsoever.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.1.

“Purchaser Parties” has the meaning set forth in the preamble.

“Purchase Shares” has the meaning set forth in Section 3.1.2.

“Quitclaim Deed” means a deed pursuant to which title to the MRV Property or Black Cloud Assets will be transferred from the applicable Seller to Purchaser.  The forms of such Quitclaim Deeds are attached hereto as Exhibit H-1 and H-2.

“Reclamation Bonds” means the bonds pledged or posted by one or more Sellers in connection with the operation of the portion of the Acquired Assets owned by such Seller.  A description of all Reclamation Bonds is set forth on Schedule 1.1F.

“Registration Rights Agreement” means that certain Registration Rights Agreement in the form of Exhibit I.

“Related Agreements” means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person including, without limitation, each of the Transfer Documents and the Registration Rights Agreement.

“Right of First Refusal” has the meaning set forth on Schedule 5.1.7.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority that may succeed to the obligations thereof.

“SEC Reports” means the periodic reports filed by the Parent with the SEC since December 31, 2009.

“Securities Act” has the meaning set forth in Section 5.2.6(f).

“Seller” and “Sellers” has the meaning set forth in the Recitals.

“Sellers Counsel” means Foster Graham Milstein & Calisher, LLP.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2.

“Share Consideration” has the meaning set forth in Section 3.1.2.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, imposts, levies or other such assessments imposed by law, including any income, gross receipts, gains, sales, use, employment, inventory, capital stock, license, occupation, withholding, payroll, employment, social security, unemployment, severance, franchise, profits, excise, property, transfer, capital, ad valorem, value added and estimated taxes, customs duties and any fees, assessments and charges in the nature of a tax and any interest, penalties and fines, additions to tax or additional amounts imposed by any Governmental Authority in respect of the foregoing.

“Tax Returns” means any returns, reports, schedules, forms, statements, and claims for refund required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments hereto and any amendments thereof.

“Third Party Claim” has the meaning set forth in Section 6.4.1(a).

“Transfer Documents” means, collectively, the Bill of Sale, each Quitclaim Deed and the Assumption Agreement.

“Transfer Taxes” means all transfer, sales, use, reporting, recording, filing, conveyance and other similar fees, taxes and charges arising out of or in connection with the transfer of the Acquired Assets pursuant to this Agreement.

“TSX” means the Toronto Stock Exchange.

1.2.	Rules of Construction:

1.2.1.
Recitals, Exhibits, Schedules.  The recitals set forth above, together with all exhibits, schedules and other information attached to this Agreement, as well as any amendments to any of the foregoing, shall be deemed to be attached hereto and incorporated into this Agreement by this reference.  The following Exhibits and Schedules are attached to this Agreement:

Exhibit A	Exhibit A to the Joint Venture Agreement
Exhibit B-1	MRV Property
Exhibit B-2	MRV Inventory
Exhibit C	Black Cloud Claims
Exhibit D	November Agreement
Exhibit E-1	Affidavit of Non-Foreign Seller for Mount Royale
Exhibit E-2	Affidavit of Non-Foreign Seller for Golden Rex
Exhibit F	Assumption Agreement
Exhibit G	Bill of Sale
Exhibit H-1	Quitclaim Deed for Golden Rex
Exhibit H-2	Quitclaim Deed for Mount Royale
Exhibit I	Registration Rights Agreement

Schedule 1.1A	Sellers Wire Transfer Instructions
Schedule 1.1B	Certain Excluded Assets
Schedule 1.1C	Excluded Claims
Schedule 1.1D	Litigation Liabilities Not Constituting Excluded Liabilities
Schedule 1.1E	Reclamation Bonds
Schedule 1.1F	Permits
Schedule 5.1.2	Authority and Approval
Schedule 5.1.3	No Conflict
Schedule 5.1.4	Governmental Approvals and Filing
Schedule 5.1.6	Liabilities
Schedule 5.1.7	Title
Schedule 5.1.8	Legal Proceedings
Schedule 5.1.9	Compliance with Laws
Schedule 5.1.10	Environmental Matters
Schedule 5.2.6(a)	Authorized/Outstanding Stock
Schedule 7.2	Notices
Schedule 7.17	List of Acceptable Arbitrators

1.2.2.
Statutory References.  All references to any federal, state or local governmental statute, rule, regulation or ordinance of any Governmental Authority shall be deemed to be a reference to such statute, rule, regulation or ordinance of such Governmental Authority as the same exists as of the date hereof, or as the same may be amended after such date.

1.2.3.
References.  All references in this Agreement to (a) singular terms shall be deemed to include the plural, (b) masculine terms shall be deemed to include the feminine, (c) “and” shall be deemed to include “and/or,” where applicable, and (d) “including” shall be deemed to be a reference to “including, without limitation,” where applicable.

1.2.4.
Consent; Discretion of Any Party.  Unless required otherwise in this Agreement, any consent of any Party (a) shall be (i) in writing and (ii) obtained not less than ten (10) Business Days prior to the action proposed and (b) may be granted or withheld, conditioned or delayed, in the sole discretion of such Party.

1.2.5.
Knowledge.  When any statement in this Agreement is made to the best of any Party’s “knowledge”, such statement shall be deemed to be made after (a) due inquiry to all Persons who reasonably could be expected to have any information with respect to the issue in question and (b) review by such Party of all material a prudent Person would deem relevant to the matter in question.

1.2.6.	GAAP. All financial terms used in this Agreement and not otherwise defined herein shall be construed in accordance with GAAP.

1.2.7.
Periods of Time.  Unless indicated otherwise in this Agreement, all references to a (a) month or quarter shall be deemed to be a reference to a calendar month or quarter, as applicable, or (b) year shall be deemed to be a reference to a consecutive 365-day period beginning on the date in question and ending on the date which is 365 days thereafter.

1.2.8.
Payments – Non-Business Days; United States Dollars. Any payments due on any day which is not a Business Day shall be made on the immediately succeeding Business Day.  All references herein to “$” or “dollars” shall mean United States Dollars.

2.	PURCHASE AND SALE AND ASSUMPTION; TERMINATION OF NOVEMBER AGREEMENT

2.1.	Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing:

2.1.1.
MRV Assets.  Mount Royale shall  sell, transfer, convey, assign, deliver and set over to Purchaser, and Purchaser will purchase and accept, all of the right, title and interest of Mount Royale in the MRV Assets pursuant to the applicable Quitclaim Deed and the Bill of Sale;

2.1.2.
Joint Venture Assets.  Global shall assign to Purchaser, and Purchaser will purchase and accept, all of Global’s right, title, benefit and interest in the Joint Venture Assets pursuant to the Assumption Agreement; and

2.1.3.
Black Cloud Assets.  Golden Rex shall sell, transfer, convey, assign, deliver and set over to Purchaser, and Purchaser will purchase and accept, all of Golden Rex’s right, title, benefit and interest in the Black Cloud Assets pursuant to the applicable Quitclaim Deed.

2.2.
Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Acquired Assets do not include, and in no event will Purchaser acquire any right, title, benefit or interest in, to or under, any of the Excluded Assets.

2.3.
Assumed Liabilities.  Provided that the Closing occurs and upon the terms and subject to the conditions of this Agreement, Purchaser, as of the Closing Date, will assume and agree to pay, perform and discharge when due and hold each Seller Indemnified Party harmless from the Assumed Liabilities.  Notwithstanding anything contrary contained herein, Purchaser shall not be liable for any Liability arising from Sellers’ ownership or operation of the Acquired Assets arising prior to the Closing Date except to the extent described on Schedule 1.1D.

2.4.
Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities shall not include, and in no event will Purchaser assume, be required to pay, perform, discharge, indemnify or hold any Seller Indemnified Party harmless from, any Excluded Liabilities, it being understood and agreed that except to the extent described on Schedule 1.1D, Purchaser is responsible only for Liabilities related to the Acquired Assets arising after the Closing Date.

2.5.	Termination of November Agreement. The Parties hereby agree that the November Agreement is terminated and replaced in its entirety by the Documents.

3.	PURCHASE PRICE

3.1.	Components. The purchase price (the “Purchase Price”) for the Acquired Assets shall consist of the following:

3.1.1.
Cash.  The total cash portion of the Purchase Price (the “Cash Consideration”) for the Acquired Assets is Six Hundred Thousand and No/100th Dollars ($600,000.00).  One Hundred Thousand and No/100th Dollars ($100,000.00) already has been paid to and received by Sellers pursuant to the November Agreement.  An additional sum of One Hundred and Ten Thousand and No/100th Dollars ($110,000.00) was paid to Sellers by Purchaser on May 10, 2010.  Sellers hereby agree that a sum of Sixty Thousand and No/100th Dollars ($60,000.00) shall be placed into the COLTAF Fund of Sellers’ Counsel and shall be distributed to the Property Owners on June 1, 2010.  The final sum of Three Hundred Ninety Thousand and No/100th Dollars ($390,000.00) shall be paid to Sellers by Purchaser in Acceptable Funds on the Closing Date (the “Closing Date Payment”).

3.1.2.
Securities. An additional portion of the Purchase Price for the Acquired Assets consists of (5,000,000) “restricted” (as that term is defined in Rule 144 as promulgated by the SEC pursuant to the Securities Act) shares (the “Purchase Shares”) of the common stock of Parent as described in the Registration Rights Agreement (the Purchase Shares hereinafter are referred to as the “Share Consideration”).

For purposes of computing the value of the Purchase Shares for Tax purposes, such value shall be equal to the average of the closing price of Parent’s common stock on the Over the Counter Bulletin Board (the “OTCBB”), or if not then listed for trading on the OTCBB, on the Pink OTC Markets Inc.’s over the counter Pink Sheets market, for the seven (7) consecutive business days immediately prior to the Closing Date.

3.2.	Purchase Price Non-Refundable. Purchaser hereby acknowledges that each portion of the Purchase Price becomes non-refundable as of the date paid or issued, as applicable.

3.3.	Allocation. The Parties hereby agree that the Purchase Price shall be allocated as follows:

3.3.1.	Share Consideration. The full portion of the Share Consideration shall be allocated to Global; and

3.3.2.	Cash Consideration. The Cash Consideration shall be allocated entirely to Mount Royale.

Each Party shall report such allocations on its Tax Returns in accordance with Sections3.3.1 and 3.3.2 above.

4.	CLOSING MATTERS AND COVENANTS

4.1.
Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing will take place, either in person or by exchange of counterparts through facsimile or other electronic means, beginning at 9:00 a.m. (local time) at the offices of Sellers’ Counsel, 621 17th Street, Suite 1900, Denver, Colorado 80293 no later than the second Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself) (such period hereinafter referred to as the “Due Diligence Period”), or at such other place, date or time as is mutually agreed to by Global and Purchaser, which in any event shall be no later than June 15, 2010, subject to the provisions of Section 4.4.2(g)(ii), (the “Closing Date”).  All documents delivered and all transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Closing Date.

4.2.	Deliveries by Sellers. At the Closing, the applicable Seller will deliver or cause to be delivered to Purchaser the following:

4.2.1.	Transfer Documents. Duly executed counterparts of the Assumption Agreement, duly executed Bill of Sale, and a duly executed and acknowledged Quitclaim Deed to which such Seller is a party;

4.2.2.	Registration Rights Agreement. Duly executed counterparts of the Registration Rights Agreement;

4.2.3.	Intentionally Omitted.

4.2.4.	Good Standing Certificate. A certificate of good standing from the state of organization of each Seller, which will be dated not more than five (5) days prior to the Closing Date;

4.2.5.	Intentionally Omitted.

4.2.6.	Liens. Releases and discharges of all Liens (other than Permitted Liens) affecting the portion of the Acquired Assets owned by the applicable Seller;

4.2.7.
Secretary’s Certificate.  A certificate of the Secretary or Assistant Secretary of each Seller containing a true and correct copy of the resolutions duly adopted by the board of directors or other governing body of such Seller, approving and authorizing each of the Documents to which each Seller is a party and each of the transactions contemplated hereby and thereby.  The Secretary or Assistant Secretary of each Seller also shall certify such resolutions have not been rescinded, revoked, modified, or otherwise affected as of the Closing Date and remain in full force and effect as of the Closing Date;

4.2.8.
Incumbency Certificate.  A certificate of incumbency of each Seller executed by the Secretary or Assistant Secretary of such Seller listing the Authorized Officers of each Seller authorized to execute each of the Documents to which such Seller is a party on behalf of such Seller and, certifying the authority of each such Authorized Officer to execute the agreements, documents, and instruments on behalf of such Seller in connection with the consummation of the transactions contemplated herein;

4.2.9.	Affidavits of Non-Foreign Seller. Affidavits of Non-Foreign Seller for each of Mount Royale and Golden Rex;

4.2.10.	Cross Receipt. A cross receipt, indicating receipt by the applicable Seller of the Closing Date Payment and the Purchase Shares; and

4.2.11.	Other Documents. Such other duly executed documents, instruments and certificates as reasonably may be required to be delivered by Sellers pursuant to the terms of this Agreement.

4.3.	Deliveries by Purchaser.

At the Closing, Purchaser will deliver or cause to be delivered to Sellers the following:

4.3.1.	Closing Date Payment. The Closing Date Payment as provided in Section 3.1.

4.3.2.
Purchase Shares.  Certificates representing the Purchase Shares, duly executed by an Authorized Officer of Parent, accompanied by such directions to any registrar or transfer agent as may be required to vest indefeasible title in the Purchase Shares in Global;

4.3.3.	Assumption Agreement. Duly executed counterparts of the Assumption Agreement;

4.3.4.	Registration Rights Agreement. Duly executed counterparts of the Registration Rights Agreement;

4.3.5.
Good Standing Certificate.  A certificate of good standing of each Purchaser Party from the Secretary of State of the State of Colorado (for Purchaser) and of Delaware (for Parent), each of which will be dated not more than five (5) days prior to the Closing Date;

4.3.6.
Organizational Documents.  A certificate of an Authorized Officer of Parent certifying that the Organizational Documents of Parent, as certified and delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect at the Closing Date;

4.3.7.
Secretary’s Certificate.  A certificate of the Secretary or Assistant Secretary of such Purchaser Party containing a true and correct copy of the resolutions duly adopted by the board of directors or other governing body of each such Purchaser Party, approving and authorizing each Document to which each such Purchaser Party is a party and each of the transactions contemplated hereby and thereby.  The Secretary or Assistant Secretary of each such Purchaser Party also shall certify such resolutions have not been rescinded, revoked, modified, or otherwise affected as of the Closing Date and remain in full force and effect as of the Closing Date;

4.3.8.
Incumbency Certificate.  A certificate of incumbency of each Purchaser Party executed by the Secretary or Assistant Secretary of each such Purchaser Party listing the Authorized Officers of each such Purchaser Party authorized to execute each Document to which each such Purchaser Party is a party and the Transfer Documents to which each such Purchaser Party is a party and, certifying the authority of each such Authorized Officer to execute the agreements, documents, and instruments on behalf of each such Purchaser Party in connection with the consummation of the transactions contemplated herein;

4.3.9.	Cross Receipt. A cross receipt from Purchaser, indicating its acceptance of the Acquired Assets; and

4.3.10.
Other Documents.  Such other duly executed documents, instruments and certificates as reasonably may be required to be delivered by the applicable Purchaser Party pursuant to the terms of this Agreement.

4.4.	Conditions Precedent to Closing. No Party shall be required to consummate the transactions contemplated hereby unless and until the following shall have occurred:

4.4.1.
Conditions to Obligations of Sellers.  The obligation of Sellers to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Global:

a)
Representations and Warranties.  Each representation and warranty of each Purchaser Party contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except (i) for those representations and warranties that addressed matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date) and (ii) where the failure to be true and correct would not have and would not reasonably be expected to have a Material Adverse Effect on the applicable Purchaser Party; provided that, to the extent such representations and warranties contain the term “Material Adverse Effect”, such representations and warranties (as so written, including the term “Material Adverse Effect”) shall be true and correct on and as of the date of this Agreement and the Closing Date.

b)
Agreements and Covenants.  Each Purchaser Party shall have performed and complied in all material respects with all of its covenants hereunder that are required to be performed or complied with by such Purchaser Party prior to the Closing.

c)
No Order.  No Action shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement, including, without limitation, issuance of any portion of the Share Consideration, to be rescinded following consummation (and no such Order shall be in effect).

d)
Deliveries.  All deliveries of the applicable Purchaser Party described in Section 4.3 above shall have been delivered to Sellers and shall be in form and content reasonably satisfactory to Sellers and Sellers’ Counsel; and

e)	Material Adverse Change. No Material Adverse Change shall have occurred with respect to either Purchaser Party or Parent’s capital stock.

4.4.2.
Conditions to Obligations of the Purchaser Parties.  The obligation of the Purchaser Parties to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

a)
Representations and Warranties.  Each representation and warranty of each Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except (i) for those representations and warranties which addressed matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date) and (ii) where the failure to be true and correct would not have and would not reasonably be expected to have a Material Adverse Effect on the portion of the Acquired Assets owned by such Seller; provided that, to the extent such representations and warranties contain the term “Material Adverse Effect”, such representations and warranties (as so written, including the term “Material Adverse Effect”) shall be true and correct on and as of the date of this Agreement and Closing Date, as applicable.

b)
Agreements and Covenants.  Each Seller shall have performed and complied in all material respects with all of its covenants hereunder that are required to be performed or complied with by such Seller prior to the Closing.

c)
No Order.  No Action shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Order shall be in effect).

d)	Material Adverse Change. No Material Adverse Change shall have occurred with respect to the Acquired Assets.

e)	Records. The MRV Records shall have been delivered to Purchaser.

f)
Deliveries.  All deliveries of each applicable Seller described in Section 4.2 above shall have been delivered to Purchaser and shall be in form and content reasonably satisfactory to Purchaser and its counsel; and

g)	Due Diligence.

i.
Access.  During the Due Diligence Period, Sellers shall provide the Purchaser or its representatives with reasonable access during regular business hours to make such investigation of the Acquired Assets and to conduct such examination of the condition of the Acquired Assets and Assumed Liabilities as Purchaser reasonably deems necessary or advisable to familiarize itself with the assets, properties, books, records and other matters and to verify the representations and warranties of each Seller hereunder, including, without limitation, discussions with the Sellers’ officers, employees and independent accountants; provided that Purchaser and its representatives shall conduct such investigation in a manner so as to minimize the disruption of the business of each Seller.

ii.
Environmental Issues.  The Parties hereby agree that the only due diligence defect that permits the Purchaser Parties to terminate this Agreement during or prior to the Due Diligence Period shall be a material environmental defect in the Acquired Assets.  For purposes of this clause (ii), the term “material environmental defect” shall mean either (A) that the cost to remediate the environmental defect(s) in question exceeds $100,000 or (B) the defect consists of overtopping of any part of the tailings pond at the mill.  If there is a material environmental defect as defined herein, then this Agreement shall terminate in accordance with the provisions of Section 4.8.1 below.

4.4.3.
Additional Actions.  Each of the Parties hereto shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, subject to the terms and conditions of this Agreement, including (i) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions set forth herein, (ii) the defending of any Actions challenging the transactions contemplated by this Agreement or the performance of the obligations of any Party hereto in connection therewith, (iii) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, releases, registrations and filings as are required in connection with the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of such instruments and the taking of such other actions, including the furnishing to each other Party hereto of assistance or information, as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

4.4.4.
Bonds.  Purchaser shall cooperate with Sellers to obtain the requisite consent from all Governmental Authorities to the release of the Reclamation Bonds.  Purchaser shall replace the same with comparable financial instruments issued for the benefit of Purchaser acceptable to the applicable Governmental Authority to which the applicable Reclamation Bond is pledged.  Each Seller hereby agrees that, until Purchaser is able to post its own bonds with each applicable Governmental Authority, the Reclamation Bonds will remain in full force and effect and the applicable Seller shall not apply for any release thereof.  Purchaser hereby acknowledges and agrees to (a) notify Global promptly, but in any event within five (5) Business Days, after Purchaser is advised of the amount of any bond required to be posted by Purchaser with any Governmental Authority and (b) assist the applicable Seller to the extent reasonably necessary to obtain the release of the corresponding Reclamation Bond being replaced by the bond to be posted by Purchaser.

4.4.5.	Permits. Sellers shall cooperate with Purchaser to achieve the assignment or other transfer of the Permits to Purchaser.

4.4.6.
Certificates of Title.  Sellers shall cooperate with Purchaser to achieve the transfer of titles for the following vehicles to Purchaser: (i) 1995 Chevrolet GK2 Pickup (green), VIN No. 1GCFK24K5SZ128678; (ii) 1992 Chevrolet Pickup (tan), CO license plate 344 EAF; (iii) 1990 International Dump Truck 4800, VIN No. 1HTSETVR9LH224153; and (iv) Ford F-250 Welding Truck locked up in the core storage shop located at the MRV Property.

4.5.
Post Closing Access to Books and Records.  Following the Closing, the Purchaser Parties and Sellers will afford each other, and their respective advisors, during normal business hours, reasonable access to, in the case of Sellers, the Excluded Books and Records, including those books and records related to the Excluded Liabilities and, in the case of each Purchaser Party, the Business Books and Records, including those books and records related to Assumed Liabilities or any of the Share Consideration, in its possession or control with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent such access reasonably may be required by the requesting Party in connection with (a) the preparation of Tax Returns, (b) any Tax audit, Tax protest or other proceeding relating to Taxes, (c) compliance with the requirements of any Governmental Authority or business, legal or tax advisor, or (d) any actual or threatened Action; provided that this Section 4.5 shall not apply to any Actions in which the Parties or any of their respective Affiliates are adverse to each other.

4.6.
Actions.  During the Due Diligence Period, Sellers promptly shall inform Purchaser of the initiation of any Action and of any significant developments with respect to any such Action or any Action in existence on the date hereof.

4.7.	Taxes.

4.7.1.
Ordinary Course of Business.  All Taxes (other than Income Taxes), including real estate, personal property, public service company Taxes, and any similar charges or assessments, including utility Taxes, rent-related Taxes and service-related Taxes (collectively, “Periodic Taxes”), attributable to the Acquired Assets, and accruing prior to the Closing Date shall be paid by the applicable Seller.  Any Periodic Taxes accruing after Closing Date which are not part of the Excluded Liabilities shall be paid by Purchaser when and as due.

4.7.2.
Transfer Taxes.  All federal, state or local transfer Taxes including excise, sales, use, stamp, documentary, filing, recordation, notarial and other Taxes and fees that may be imposed or assessed as a result of or in order to effectuate the sale, assignment, conveyance or transfer of any Acquired Asset shall be borne equally by Purchaser and the applicable Seller, and shall be paid, when due, directly to the relevant Governmental Authority.  Sellers and Purchaser will cooperate to minimize the amount of transfer Taxes associated with the transaction to the extent reasonably practicable.

4.7.3.
Tax Reports and Returns.  Sellers shall file all Income Tax returns for the period of time prior to the Closing Date, and Purchaser shall file all Income Tax returns for the period after the Closing Date.

4.8.	Termination.

4.8.1.	Termination Events. This Agreement shall terminate and be of no further force or effect upon the occurrence of any of the following:

a)	Mutual Agreement. The mutual agreement of the Parties; or

b)	Environmental Defects. The occurrence of a material environmental defect described more fully in Section 4.4.2(g)(ii) that the Sellers elect not to cure.

4.8.2.
No Other Rights of Termination.  Except as set forth above, there shall be no other right to terminate this Agreement, including, without limitation, based upon any actions taken by Mark Steen with respect to any portion of the Acquired Assets on or before the Closing Date.

4.8.3.
Effect of Termination.  If this Agreement shall terminate pursuant to the provisions of this Section 4.8, no Party shall have any rights hereunder; provided, however, the Purchaser Parties hereby acknowledge and agree that any portion of the Cash Consideration paid to any Seller prior to such termination may be retained by such Seller as liquidated damages and not as a penalty.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of Sellers. Each Seller represents and warrants, to the Purchaser Parties that, except as set forth in the Disclosure Schedules:

5.1.1.	Organization and Existence.

a)
Such Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to own, lease, and operate its portion of the Acquired Assets and to carry on its business as and where the portion of the Acquired Assets owned by such Seller presently are owned or leased or where the business of such Seller is conducted.  Such Seller is qualified and is in good standing as a foreign entity in each jurisdiction where such qualification is required by Law, except where failure to be so qualified would not have a Material Adverse Effect.

b)	Each Seller has provided Purchaser with true and correct copies of such Seller’s Organizational Documents, none of which have been amended, modified or rescinded since the date provided to Purchaser.

5.1.2.	Authority and Approval; Due Execution and Delivery. Except as disclosed on Schedule 5.1.2:

a)	such Seller has the requisite power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder;

b)
The execution, delivery and performance by each Seller of its obligations under each Document to which it is to be a party, and the consummation by such Seller of the transactions contemplated herein and therein, have been duly authorized by all required actions on the part of such Seller; and

c)
Each Document to which each Seller is a party is and will be, when executed and delivered by such Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

5.1.3.
No Conflict.  Except as disclosed on Schedule 5.1.3 the execution and delivery by such Seller of each Document to which it is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with such Seller’s applicable Organizational Documents, or require the consent of any Person that has not been obtained under such Seller’s applicable Organizational Documents, (ii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any contract to which such Seller is a party or by which such Seller is bound or to which any portion of the Acquired Assets owned by such Seller is subject, except to the extent any such violation, conflict or breach, or failure to obtain a consent, authorization or approval would not reasonably be expected to have a Material Adverse Effect or (iii) result in the creation of any Lien (other than a Permitted Lien) upon the portion of the Acquired Assets owned by such Seller.

5.1.4.
Governmental Approvals and Filing.  Except as disclosed on Schedule 5.1.4 no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental Authority on the part of such Seller is required in connection with the execution, delivery and performance of any Document to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to have a Material Adverse Effect.

5.1.5.	Taxes.

i.
Such Seller has not received any notice of assessment against any portion of the Acquired Assets owned by such Seller and to the best knowledge of such Seller (A) all Taxes have been paid when due, except to the extent any of such Taxes are being contested in good faith and (B) there are no Tax examinations, Tax claims or Tax actions currently pending or asserted in writing or otherwise with respect to such portion of the Acquired Assets owned by such Seller.

ii.	Such Seller has complied with all applicable Laws relating to the payment of Taxes pertaining to the portion of the Acquired Assets owned by such Seller.

iii.
Such Seller is not a foreign person for the purpose of and within the meaning of Section 1445 of the Code and applicable Treasury Regulations, and at the Closing such Seller shall provide Purchaser with an affidavit certifying as to such status at the Closing.

iv.	There are no Liens for Taxes (other than Permitted Liens) on the portion of the Acquired Assets owned by such Seller.

v.	No written claim or deficiency for any Taxes has been asserted against the Acquired Assets owned by such Seller that has not been resolved and/or paid in full.

5.1.6.	Liabilities Attributable to Acquired Assets. As of the Closing Date, there are no Liabilities attributable to the Acquired Assets, except as disclosed on Schedule 5.1.6.

5.1.7.
Title.  Such Seller owns good and marketable title in and to the portion of the Acquired Assets owned by such Seller, free and clear of all Liens except (a) the water rights in the Left Hand Ditch Company, and (b) as disclosed on Schedule 5.1.7.

5.1.8.	Legal Proceedings. Except as disclosed on Schedule 5.1.8:

a)
There are no Actions pending or, to the knowledge of such Seller, threatened in writing against such Seller, that, if adversely decided, reasonably would be expected to have a Material Adverse Effect on the Acquired Assets; and

b)
To the knowledge of such Seller, such Seller is not subject to any Order and such Seller has not been threatened in writing to be subject to any Order that reasonably would be expected to have a Material Adverse Effect on the Acquired Assets.

5.1.9.	Compliance with Laws. Except as disclosed on Schedule 5.1.9:

a)	Such Seller has operated the portion of the Acquired Assets owned by such Seller in material compliance with applicable Laws; and

b)
Such Seller has not received any written Order or other written communication from any Governmental Authority of any alleged, actual or potential material Liability or violation of or failure to comply with any applicable Laws with respect to the portion of the Acquired Assets owned by such Seller.

5.1.10.
Environmental Matters.  To such Seller’s knowledge, such Seller is in material compliance with all Environmental Laws applicable to the portion of the Acquired Assets owned by such Seller, except as disclosed on Schedule 5.1.10.

5.1.11.
No Brokers.  Based upon the guidelines of the TSX, no broker, finder or similar agent has been employed by or on behalf of such Seller, and no Person with whom such Seller has had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.1.12.	Intentionally Omitted.

5.1.13.
Disclosure.  This Agreement (including the Exhibits and the Schedules hereto, as any of the same may be modified or qualified by the Disclosure Schedules), does not contain any untrue statement of a material fact or omit to state any material fact required to make the statements herein or therein not misleading in the light of the circumstances under which those statements were made.  There is no fact known to any Seller that has a Material Adverse  Effect or threatens in the future to have a Materially Adverse Effect on the portion of the Acquired Assets owned by the applicable Seller which has not been disclosed to the Purchaser Parties by the applicable Seller in writing.

5.1.14.	Securities. Global represents and warrants to Parent that Global:

i.
understands and acknowledges that the Purchase Shares have not been registered under the Securities Act, under any state securities laws, or under the applicable federal and provincial laws of Canada (the “Applicable Canadian Securities Laws”) in reliance upon exemptions from (i) the registration requirements of the Securities Act afforded by Section 4(2) thereof and Regulation S as promulgated by the SEC thereunder and (ii) prospectus delivery requirements of the Applicable Canadian Securities Laws afforded by Section 2.13 of the National Instrument 45-106 Prospectus and Registration Exemptions (“NI-45-106”);

ii.
is acquiring the Purchase Shares solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act and the rules and regulations promulgated thereunder); that would be in violation of the federal and state securities laws.

iii.
is able to bear the economic risk associated with its acquisition of the Purchase Shares and either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating and assessing the merits and risks of its acquisition of the Purchase Shares and has so evaluated the merits and risks of such investment and has determined that the Purchase Shares are suitable to investment for it;

iv.
understands and acknowledges that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of an acquisition of the Purchase Shares.

v.
confirms that neither Parent nor any of its directors, employees, officers, consultants, agents or affiliates, has made any representations (written or oral) to it regarding the value of the Purchase Shares and acknowledges and confirms that, other than as required by the Registration Rights Agreement, no representation has been made to Global with respect to the listing of the Purchase Shares on any exchange or that application has been or will be made be made for such listing. In making its investment decision with respect to the Purchase Shares, Global has relied solely upon publicly available information relating to Parent and the written representation made by or on behalf of Parent herein;

vi.
acknowledges that the acquisition of the Purchase Shares is a speculative investment involving substantial risks, including, but not limited to, the risks set forth in the SEC Reports, which risks Global has reviewed and considered, and are incorporated herein by reference;

vii.
acknowledges that Parent will, from time to time, offer and sell additional shares of common stock (or securities convertible into or exercisable or exchangeable for shares of its common stock) on such terms and conditions as its board of directors, in its sole discretion, may determine. The terms and conditions of the offer and sale of any such additional securities may adversely affect Parent’s existing shareholders;

viii.	acknowledges that the certificates representing the Purchase Shares will bear a legend substantially as follows:

“THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, IN COMPLIANCE WITH REGULATION S AND/OR OTHER APPLICABLE EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (B) IN CANADA OR TO RESIDENTS OF CANADA EXCEPT PURSUANT TO REGISTRATIONS AND PROSPECTUS EXEMPTIONS UNDER THE APPLICABLE PROVINCIAL SECURITIES LAWS AND REGULATIONS OR PURSUANT TO AN EXEMPTION ORDER MADE BY THE APPROPRIATE PROVINCIAL SECURITIES REGULATOR(S), IN EACH CASE AS EVIDENCED BY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY.”

ix.
understands and acknowledges that Parent has the right not to record a purported transfer of the Purchase Shares without Parent being satisfied that such transfer is exempt from or not subject to (a) registration under the Securities Act and any applicable state securities laws, and (b) the registration and prospectus requirements under Applicable Canadian Securities Laws;

x.
understands and acknowledges that in addition to resale restrictions imposed under U.S. federal securities law, there are additional restrictions on Global’s ability to resell the Purchase Shares under Applicable Canadian Securities Law;

xi.
understands and acknowledges that, except as provided in the Registration Rights Agreement, Parent is not obligated to file and has no present intention or obligation of filing any registration statement or prospectus in respect of re-sales of the Purchase Shares with the SEC in the United States or with any of the provincial securities regulatory authorities in Canada;

xii.	Is a resident of British Columbia, Canada and is not a “U.S. Person” as that term is defined in Rule 902 of Regulation S; and, is not, and on the Closing Date will not be, an Affiliate of Parent;

xiii.
the Purchase Shares have not been offered to it in the United States and the individuals making the decision to purchase the Purchase Shares and executing and delivering this Agreement on its behalf of were not in the United States when the decision was made and this Agreement was executed and delivered; all offers and sales of the Purchase Shares shall be made in compliance with all applicable laws of any applicable jurisdiction and, particularly, in accordance with Rules 903 and 904, as applicable, of Regulation S or pursuant to registration of the Purchase Shares under the Securities Act or pursuant to an exemption from registration;  it will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Purchase Shares and, neither Global nor any of its affiliates will directly or indirectly maintain any short position, purchase or sell put or call options or otherwise engage in any hedging activities in any of the Purchase Shares or any other securities of Parent until after the end of the Distribution Compliance Period (as defined in Regulation S), and acknowledges that such activities are prohibited by Regulation S;

xiv.
Global understands that it is purchasing the Purchase Shares pursuant to certain exemptions from the registration and prospectus requirements of applicable securities legislation in Canada  afforded by, without limitation, Sections 2.13  of NI 45-106 and, as a consequence, (A) certain rights, remedies and protections under securities legislation will not be available to Global in connection with the acquisition of the Purchase Shares; (B) Global may not receive information that would otherwise be required to be provided to it under Applicable Canadian Securities Laws; and (C) Parent is relieved from certain obligations that would otherwise apply under securities legislation.

5.2.	Representations and Warranties of Purchaser Parties. Each Purchaser Party hereby represents and warrants to Sellers as of the date of this Agreement that:

5.2.1.
Organization and Existence.  Such Purchaser Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.  Purchaser is a wholly-owned subsidiary of Parent.

5.2.2.
Authority and Approval; Due Execution and Delivery.  Such Purchaser Party has the power  and authority to execute and deliver each of the Documents to which it is to be a party and to perform its obligations hereunder or thereunder.  The execution, delivery and performance by each Purchaser Party of the Documents to which it is to be a party and the consummation by each Purchaser Party of the transactions contemplated herein and therein, have been duly authorized by all required actions on the part of such Purchaser Party.  Each of the Documents is and will have been duly executed and delivered by each Purchaser Party that is a party hereto and thereto.  Each Document to which each such Purchaser Party is a party when executed and delivered by such Purchaser Party is and will be, the valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

5.2.3.
No Conflict.  The execution and delivery by such Purchaser Party of each of the Documents to which it is to be a party, and such Purchaser Party’s compliance with the terms and conditions hereof and thereof, and the consummation by such Purchaser Party of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of such Purchaser Party’s Organizational Documents, or require any consent of any Person that has not been obtained under, such Purchaser Party’s Organizational Documents or (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to such Purchaser Party.

5.2.4.
Governmental Approvals and Filing.  No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental Authority on the part of such Purchaser Party is required in connection with the execution, delivery and performance of any of the Documents to which such Purchaser Party is to be a party or the consummation of the transactions contemplated hereby or thereby.

5.2.5.
Brokers.  Based upon the guidelines of the TSX, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Purchaser Party.

5.2.6.	Capital Stock.

a)
Authorized/Outstanding Stock.  The authorized capital stock and the outstanding capital stock of Parent consists in each case as of the date hereof solely of the shares indicated on Schedule 5.2.6(a) to this Agreement.  All of the outstanding shares, including those constituting the Share Consideration, have been duly authorized, are fully paid and non-assessable, and were or will be issued in compliance with all applicable securities laws, subject, in the case of the shares constituting the Share Consideration, to the accuracy and the truthfulness of the representation of Global contained herein.

b)	Preemptive; Registration Rights. Parent has granted registration rights in connection with its consummation of various private placements as more fully described in the Parent Registration Statement.

c)
Options; Warrants.  Except as set forth in the SEC Reports, there are no outstanding warrants, options, convertible securities or other agreements or arrangements of any character under which Parent or any subsidiary is or may be obligated to issue any equity securities of any kind, or to transfer any equity securities of any kind owned by them.

d)
Buy/Sell/Voting Agreements.  Except as set forth in the SEC Reports, Parent does not know of any voting agreements, buy-sell agreements, option or right of first refusal or other agreements of any kind among any of the security holders of Parent or any of the subsidiaries relating to the securities held by them.

e)
Future Registrations.  Parent has not agreed, and does not have any present intention, to register, over the next three months, any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), except as provided in the Registration Rights Agreement and except for the Parent Registration Statement or any amendment thereto or additional registration statements required in order to register for resale the securities included in such registration statement.

f)
Offering of Shares.  No consent, authorization, approval, permit or order of, or declaration to or filing with, any Governmental Authority is required in connection with the offer, issuance, sale or delivery of any of the Share Consideration, except as may be required by the Province of British Columbia, Canada.  Assuming the truth and accuracy of the representations and warranties of Global set forth in Section 5.1.14 above, the issuance of the Purchase Shares in conformity with the terms of this Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the Securities Act, and from all applicable state registration and qualification requirements in the United States.

g)
No Offer or Sale.  Neither the Parent nor any agent acting on its behalf has, directly or indirectly, sold or offered for sale, or solicited any offers to buy, any securities, or otherwise approached or negotiated with any Person so as to subject the offer or issuance of the Purchase Shares to Global to the provisions of Section 5 of the Securities Act, and Parent agrees that neither it nor any agent acting on its behalf will take any action that would subject the offer or issuance of the Purchase Shares to those provisions.

h)
Disclosure.  This Agreement, (including the Exhibits and the Schedules hereto and thereto, as any of the same may be modified or qualified by the Disclosure Schedules) does not contain any untrue statement of a material fact or omit to state any material fact required to make the statements herein or therein not misleading in the light of the circumstances under which those statements were made.  There is no fact known to Parent that has a Material Adverse Effect on the business, assets, liabilities, condition (financial or otherwise), affairs or operations of Parent, which has not been disclosed by Parent to the Sellers in writing.

5.3.
Survival.  The representations and warranties of each of the Parties hereto shall survive the execution and delivery of the Documents and the consummation of the transactions contemplated hereby and thereby for a period of time equal to the applicable statute of limitations.

6.	INDEMNIFICATION

6.1.
Indemnification by Sellers.  Subject to the terms and conditions of this Agreement, each Seller will indemnify and hold harmless each Purchaser Party, its Affiliates and their respective officers, directors, managers, members, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Purchaser Indemnified Party based upon or arising out of, directly or indirectly, the following:

6.1.1.
Breach of Representations or Warranties.  Any breach or inaccuracy of any representation or warranty of such Seller in this Agreement or in any Related Agreement (except as it relates to an Excluded Claim for which there shall be no indemnification);

6.1.2.	Breach of Covenants. Any breach of any covenant or agreement of such Seller in this Agreement or in any Related Agreement; and

6.1.3.	Excluded Liabilities. The Excluded Liabilities.

6.2.
Indemnification by Purchaser.  Subject to the terms and conditions of this Agreement, the Purchaser Parties will indemnify and hold harmless each Seller and each of their respective Affiliates and their respective officers, directors, managers, members, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Seller Indemnified Party based upon or arising out of, directly or indirectly, the following:

6.2.1.	Breach of Representation or Warranty. Any breach or inaccuracy of any representation or warranty of either Purchaser Party in this Agreement or in any Related Agreement;

6.2.2.	Breach of Covenant. Any breach of any covenant or agreement of either Purchaser Party in this Agreement or in any Related Agreement; or

6.2.3.	Assumed Liabilities. The failure of either Purchaser Party to perform its obligations with respect to the Assumed Liabilities.

6.3.
Inter-Party Claims.  In order for a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Section 6, the applicable Indemnified Party shall notify the other Party from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim, that the Indemnified Party has accrued or reasonably anticipates that it will have to pay or accrue Damages, the amount of such Damages or reasonably anticipated Damages, and the specific representation, warranty or covenant on which such claim is based; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party actually shall have been prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.  The Indemnified Party and its Affiliates shall thereupon give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party and its Affiliates which evidence or support such claim or the act, omission or occurrence giving rise to such claim.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall, subject to the terms of this Agreement, be resolved by arbitration in accordance with Section 7.17.

6.4.	Third Party Claims.

6.4.1.
Notice.  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 6.3) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim, that the Indemnified Party has accrued or reasonably anticipates that it will have to pay or accrue Damages, the amount of such Damages or reasonably anticipated Damages, and the specific representation, warranty or covenant on which such claim is based) promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party actually shall have been prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

6.4.2.
Defense of Third Party Claim.  If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof.  If within ninety (90) days of the date notice is delivered to the Indemnifying Party with respect to such Third Party Claim, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third Party Claim the Indemnifying Party also may assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that to the extent the Indemnifying Party fails to acknowledge its obligation to indemnify the Indemnified Party within the time frame specified above, then the Indemnified Party immediately shall have the right to assume or re-assume the defense of such Third Party Claim.  Subject to the foregoing, should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except to the extent the Indemnified Party reasonably determines there are defenses that are reasonably likely to conflict with the defenses being asserted by the Indemnifying Party.

6.4.3.
Participation by Indemnified Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense, unless the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or the Indemnified Party, after taking into consideration the advice of outside counsel, reasonably determines representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party would be reasonably likely to present such counsel with a conflict of interest.  Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of one (1) outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof; which fees and expenses shall constitute indemnifiable Damages for purposes of this Section 6.

6.4.4.
Defense or Prosecution of Third Party Claim.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder.

6.4.5.
No Admission of Liability.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim the Indemnifying Party reasonably may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and (ii) releases the Indemnified Party and its Affiliates completely in connection with such Third Party Claim with no admission of liability.

6.5.	Limitations. The rights to indemnification under Section 6.1 and Section 6.2 are subject to the following limitations:

6.5.1.
Cap.  Except with respect to a claim based on fraud or intentional misconduct, recovery by the Purchaser Indemnified Parties or the Seller Indemnified Parties with respect to all claims under Section 6.1 or 6.2 shall be limited to an amount equal to the Cash Consideration.

6.5.2.
Amount of Damages.  The amount of any Damages incurred by an Indemnified Party shall be reduced by any amount recovered by such Indemnified Party with respect thereto under any insurance coverage (net of any increased premiums and additional costs and expenses incurred in connection with the insurance claims), from any other Person alleged to be responsible therefor or from any Tax benefits actually received by such Party.

6.5.3.
Sole Remedy.  Except only with respect to claims based on fraud or intentional misconduct and for a suit for equitable relief, the rights and remedies of the Indemnified Parties as provided in this Article VI will be the sole and exclusive remedy of the Indemnified Parties with respect to all Documents and no other remedy, whether in contract, tort or otherwise, or any right of rescission, with respect to any Document shall be had, all of which each Party hereby expressly waives.

6.5.4.
Mitigation.  Each Indemnified Party shall use its reasonable efforts to mitigate any Damages which are the subject of claims hereunder, provided, the failure of any Indemnified Party to mitigate any Damages shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

7.	MISCELLANEOUS

7.1.
Further Assurances.  Each of the Parties hereto hereby agrees to execute all such documents and do all such filing, recording, publishing and other acts as any other Party deems appropriate to comply with the requirements of Law in connection with the consummation of the transactions contemplated hereby and by the Related Agreements or the performance by each Party of its respective obligations under any Document.

7.2.
Notices.  All notices hereunder shall be in writing (which includes notice by telecopy or e-mail) and shall be delivered to each Party at the address for such Person set forth on Schedule 7.2 hereto. Changes to any such address shall be delivered to each of the Parties hereto in the manner set forth in this Section 7.2. Notices are deemed effective if given by (a) telecopy or e-mail when such telecopy or e-mail, as applicable, is transmitted to the telecopy number or e-mail address set forth herein and confirmation of receipt of such telecopy or e-mail, as applicable, at the appropriate address has been received by the sender, (b) mail, 48 hours after such communication is deposited in the mail, certified or registered with return receipt requested, postage prepaid, addressed as aforesaid or (c) any other means, when delivered to the addressee at the address specified herein.

7.3.
Amendments with Consent of Parties.  Amendments may be made to this Agreement from time to time by the agreement of the Parties.  All amendments shall be in writing and shall be executed by each of Parties hereto.

7.4.
Complete Agreement; Incorporation by Reference.  This Agreement constitutes the complete and exclusive statement of the agreement among the Parties hereto and supersedes all prior written and oral statements and other any prior representation, statement, condition or warranty.

7.5.
Section Titles.  The headings in this Agreement are inserted as a matter of convenience only, and do not define, limit or otherwise describe or proscribe the scope of this Agreement or the intent of the provisions hereof.

7.6.
Binding Provisions.  This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective heirs, executors administrators, personal and legal representatives, successors and permitted assigns. Each of the Parties hereby agrees that this Agreement and the rights granted hereunder are personal to each of such Parties and may not be assigned or transferred by any of such Parties without the prior written consent of the other Parties.  Notwithstanding the foregoing, no such consent shall be required for any assignment to any affiliate of any Party, provided (a) notice of such assignment is delivered by the applicable Party to the other Party in accordance with the provisions of Section 7.2 above and (b) Parent hereby acknowledges and agrees that none of its obligations under any Document may be assigned.

7.7.	No Waiver, Remedies Cumulative. No delay or failure on the part of any Party hereto to exercise any right in this Agreement shall operate as a waiver of such right.

7.8.
Severability of Provisions.  Each provision of this Agreement shall be considered severable from the other provisions of this Agreement and if, for any reason, any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and the same shall remain in full force and effect.

7.9.
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Colorado, including the conflicts of laws provisions thereof, except to the extent such conflict of laws provisions would require the laws of another state to apply.

7.10.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.  The signature of any Party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart to form a complete copy of this Agreement.  Signatures by facsimile or electronic mail are acceptable, provided an original signature page is delivered to the other Parties hereto within 10 Business Days after receipt of the facsimile or electronic mail copy thereof.

7.11.	Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.12.
No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

7.13.
Expenses .  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of each Document and the transactions contemplated hereby and thereby.  The applicable Seller shall pay its share of any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens affecting the portion of the Acquired Assets owned by such Seller.

7.14.
Announcement.  No Party will issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior consent of the other Parties, except as may be required by applicable Law.  Notwithstanding anything in this Section 7.14 to the contrary, to the extent practicable, the Parties consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by applicable Law.

7.15.
Non-Reliance.  Each Purchaser Party acknowledges and agrees that no Seller has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5.1 of this Agreement and the Disclosure Schedules.  Sellers acknowledge and agree that no Purchaser Party has made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5.2 of this Agreement.

7.16.
Construction.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Purchaser Party or any Seller, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their respective attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

7.17.
Arbitration. Any controversy or claim arising out of or related to this Agreement, or any breach hereof, shall be settled by arbitration which shall be administered by the Judicial Arbiter Group, Inc. or another private arbitration/mediation firm mutually acceptable to the Parties; such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association or such other commercial arbitration/mediation rules acceptable to the Parties and the private arbitration/mediation firm.  Arbitration shall be before a single neutral arbitrator, who shall be an attorney who has practiced in the area of mining law for at least fifteen years or a retired judge of the district court or an appellate court level and shall be held in Denver, Colorado, and shall be governed by the laws of the state of Colorado.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any demand for arbitration must be made prior to the date when the institution of legal or equitable proceedings based on the underlying claim would be barred by the applicable statute of limitations.  The arbitrator shall award attorneys' fees and costs to the prevailing party.  A list of three (3) arbitrators acceptable to the Parties is attached as Schedule 7.17.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

PURCHASER PARTIES:

Aurora Gold Corporation, a Delaware corporation

By:	/signed/ Michael Montgomery
Michael Montgomery, Chief Operating Officer

AGC Resources LLC, a Colorado limited liability company

By:	/signed/ Michael Montgomery
Michael Montgomery, Manager

SELLERS:

Global Minerals Ltd., a corporation incorporated under the laws of British Columbia, Canada

By:	/signed/ George W. Heard
George W. Heard, President

Mount Royale Ventures, LLC, a Colorado limited liability company

By:	/signed/ Richard T. Heard
Richard T. Heard, Manager

Golden Rex Mining Company, a Colorado corporation

By:	/signed/ Richard T. Heard
Richard T. Heard, President